Exhibit 21.1

List of Subsidiaries*

Name of Subsidiary	Jurisdiction of Organization
Versum Materials US, LLC	Delaware
Electron Transfer Technologies, Inc.	New Jersey
J.C. Schumacher Company	California
Hydrochlor, LLC	Delaware
Versum Materials Manufacturing Company, LLC	Delaware
Versum Materials US International, Inc.	Delaware
Versum Materials Netherlands International B.V.	Netherlands
Versum Materials Netherlands B.V.	Netherlands
Versum Materials Asia B.V.	Netherlands
Versum Materials Holdings Nederland B.V.	Netherlands
Versum Materials ADM Korea, Inc.	Korea
Versum Materials Korea Inc.	Korea
Versum Materials HYT Inc.	Korea
Versum Materials SPC Korea Limited	Korea
Versum Materials Technology, LLC	Delaware
Versum Materials UK Limited	England and Wales
Versum Materials International B.V.	Netherlands
Versum Materials Pacific B.V.	Netherlands
Versum Materials Ireland, Limited	Ireland
Versum Materials Japan Inc.	Japan
Versum Materials Germany GmbH	Germany
Versum Materials Italia S.r.l.	Italy
Versum Materials Singapore Pte. Ltd.	Singapore
Versum Materials Singapore International Limited	Singapore
Versum Materials Malaysia, Sdn Bhd	Malaysia
Versum Materials (Dalian) Co., Ltd.	China
Versum Materials PM Korea, Inc.	Korea
Versum Materials (Shanghai) Co. Ltd.	China
Versum Materials Taiwan Co. Ltd.	Taiwan
Versum Materials Israel, Ltd.	Israel

*	After giving effect to the reorganization transactions described in the information statement of the registrant filed herewith as Exhibit 99.1.